As filed with the U.S. Securities and Exchange Commission on May 30, 2019

Securities Act File No. 333-184361

Investment Company Act File No. 811-22759

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐	Pre-effective Amendment No.
☒	Post-effective Amendment No. 9
☒	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒	Amendment No. 17

SHARESPOST 100 FUND

(Exact name of Registrant as specified in Charter)

101 Jefferson Drive, Floor 2
Menlo Park, CA 94025
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:

(800) 834-8707

Kevin Moss

c/o SP Investments Management, LLC

101 Jefferson Drive, Floor 2

Menlo Park, CA 94025

(Name and Address of Agent for Service)

Copies to:

Daniel I. DeWolf, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

The Chrysler Center

666 Third Avenue

New York, New York 10017

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

It is proposed that this filing will become effective:

☐ when declared effective pursuant to Section 8(c), or as follows:

☐ immediately upon filing pursuant to paragraph (b) of Rule 486.

☒ on May 31, 2019 pursuant to paragraph (b) of Rule 486.

☐ 60 days after filing pursuant to paragraph (a) of Rule 486.

☐ on (date) pursuant to paragraph (a) of Rule 486.

EXPLANATORY NOTE

SharesPost 100 Fund is filing this Amendment No. 17 (this “Amendment”) to its Registration Statement on Form N-2 (Registration Nos. 333-184361 and 811-22759) (the “Registration Statement”) as an exhibit-only filing to replace Exhibit 25(k)(5) and remove Exhibit 25(r)(3). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 25 of Part C of the Registration Statement and the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement, including the Prospectus and Statement of Additional Information, is unchanged and has therefore been omitted.

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

25(1) Financial Statements:

Part A: The financial highlights of SharesPost 100 Fund (the “Registrant”) for the fiscal year ended December 31, 2018 are included in Part A of this registration statement in the section entitled “Financial Highlights.”

Part B: The Registrant’s audited Financial Statements and the notes thereto in the Registrant’s Annual Report to Shareholders for the fiscal year ended December 31, 2018, filed electronically with the SEC on March 11, 2019, are incorporated by reference into Part B of this registration statement.

25(2) Exhibits

(a)(1)	Certificate of Formation of SharesPost 100 Fund LLC.(1)
(a)(2)	Certificate of Conversion of SharesPost 100 Fund LLC to SharesPost 100 Fund.(2)
(a)(3)	Certificate of Trust of SharesPost 100 Fund.(2)
(a)(4)	Agreement and Declaration of Trust.(2)
(b)	Amended and Restated By-Laws.(7)
(c)	Not Applicable.
(d)(1)	Incorporated by reference to Exhibits (a)(4) and (b) above.
(d)(2)	Multiple Class Plan.(6)
(e)	Not Applicable.
(f)	Not Applicable.
(g)	Investment Advisory Agreement between the Registrant and SP Investments Management, LLC.(5)
(h)(1)	Distribution Agreement between the Registrant and Foreside Fund Services, LLC.(5)
(h)(2)	Distribution Services Agreement between SP Investments Management, LLC and Foreside Fund Services, LLC.(5)
(h)(4)	Form of Distribution Plan.(6)
(i)	Not Applicable.
(j)	Custody Agreement between the Registrant and UMB Bank National Association.(5)
(k)(1)	Administration and Fund Accounting Agreement between the Registrant and UMB Fund Services, Inc.(5)
(k)(2)	Transfer Agency Agreement between the Registrant and UMB Fund Services, Inc.(5)

(k)(3)	Expense Limitation Agreement between the Registrant and SP Investments Management, LLC.(5)
(k)(4)	Shareholder Services Plan.(6)
(k)(5)	Fund CCO Agreement between the Registrant and Compliance4, LLC.*
(k)(6)	Form of Indemnification Agreement between the Registrant and each Trustee.(3)
(k)(7)	Expense Limitation Agreement between the Registrant and SP Investments Management, LLC.(6)
(l)	Opinion and Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.(6)
(m)	Not Applicable.
(n)	Consent of KPMG LLP, independent registered public accounting firm for the Registrant.(7)
(o)	Not Applicable.
(p)	Subscription Agreement between the Registrant and SP Investments Management, LLC.(4)
(q)	Not applicable.
(r)(1)	Code of Ethics of the Fund.(7)
(r)(2)	Code of Ethics of the Investment Adviser.(7)
(r)(3)	Code of Ethics of Foreside Financial Group, LLC(3)(8)

(1)	Incorporated by reference to the initial filing of the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed October 10, 2012.
(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed April 12, 2013.
(3)	Incorporated by reference to Pre-Effective Amendment No. 2 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed August 2, 2013.
(4)	Incorporated by reference to Pre-Effective Amendment No. 3 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed November 6, 2013.
(5)	Incorporated by reference to Post-Effective Amendment No. 1 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed April 30, 2015.
(6)	Incorporated by reference to Post-Effective Amendment No. 2 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed April 29, 2016.
(7)	Incorporated by reference to Post-Effective Amendment No. 8 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed April 30, 2019.
(8)	Removed herein by reference to Post-Effective Amendment No. 9 to the registration statement on Form N-2, SEC File Nos. 333-184361 and 811-22759, filed May 30, 2019.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement pursuant to Rule 486(a) thereunder. Pursuant to the requirements of the 1933 Act and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, and State of California, on the 30th day of May, 2019.

SHARESPOST 100 FUND
By:	/s/ Kevin Moss
Name: Kevin Moss
Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the date indicated.

/s/ Kevin Moss	President	May 30, 2019
Name: Kevin Moss

*	Chief Financial Officer	May 30, 2019
Name: John Sweeney

*	Interested Trustee	May 30, 2019
Name: Jeff Miller

*	Independent Trustee	May 30, 2019
Name: Mark Radcliffe

*	Independent Trustee	May 30, 2019
Name: Robert J. Boulware

*	/s/ Kevin Moss
By: Attorney-in-fact acting pursuant to powers of attorney filed as part of post-effective amendment number 8 filed on April 30, 2019, and hereby incorporated by reference.